EXHIBIT 23.2

KPMG Auditores Consultores Ltda. Av. Isidora Goyenechea 3520, Piso 2 Las Condes, Santiago, Chile	Teléfono +56 (2) 2798 1000 Fax +56 (2) 2798 1001 www.kpmg.cl

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Empresa Nacional de Electricidad S.A. (Endesa-Chile):

We consent to the use of our reports dated April 29, 2016, with respect to the consolidated statements of financial position of Endesa-Chile and its subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference in the Registration Statement on Form F-3 of Enersis Américas S.A. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG
KPMG Auditores Consultores Ltda.
Santiago, Chile
October 11, 2016

KPMG Auditores Consultores Ltda, a Chilean limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. All rights reserved.